Exhibit 99.2

GATX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS (UNAUDITED)

(In millions)

	Year Ended December 31
	2011	2010	2009
Revenues
Rail North America	$742.4	$720.0	$744.5
Rail International	168.4	147.5	148.2
ASC	216.4	189.4	132.6
Portfolio Management	64.3	57.1	58.3

	$1,191.5	$1,114.0	$1,083.6

Share of Affiliates’ Earnings (Losses) (pre-tax)
Rail North America	4.0	7.2	4.2
Rail International	0.4	(6.0)	(14.3)
Portfolio Management	36.2	36.9	39.1

	$40.6	$38.1	$29.0

Segment Profit
Rail North America	$172.9	$120.4	$132.2
Rail International	60.5	30.2	36.9
ASC	27.3	28.6	16.1
Portfolio Management	47.6	48.7	51.6

Segment Profit	$308.3	$227.9	$236.8
Less:
Selling, general and administrative	155.3	134.8	127.8
Unallocated interest expense, net	4.5	3.5	3.0
Other (including eliminations)	0.3	(7.8)	(1.9)
Income taxes (including $8.2, $9.6, and $13.2 for 2011, 2010, and 2009, respectively, related to affiliates’ earnings)	37.4	16.6	26.5

Consolidated Net Income	$110.8	$80.8	$81.4